Exhibit 99.1

Proposal Letter

The Board of Directors
Highpower International, Inc.
Building Al, 68 Xinxia Street, Pinghu,
Longgang, Shenzhen, Guangdong
People’s Republic of China

Dear Sirs:

I, Dang Yu Pan, am pleased to submit this preliminary non-binding proposal to acquire all the outstanding shares of common stock of Highpower International, Inc. (the “Company”) that are not already directly or indirectly beneficially owned by me in a going private transaction (the “Transaction”).

I believe that my proposal provides a very attractive opportunity to the Company’s shareholders. The proposal represents a premium of 66.7% to the Company’s closing price on June 1, 2018 of $2.88.

1.	Buyer. I intend to form a transaction vehicle (“Buyer”) for the purpose of pursuing the Transaction.

2.	Purchase Price. The consideration payable for each share of common stock of the Company will be $4.80 (other than those shares directly or indirectly held by myself that may be rolled over in the Transaction).

3.	Funding. I intend to finance the Transaction with a combination of debt and equity capital. I expect commitments for the debt financing, subject to the terms and conditions set forth therein, to be in place when the Definitive Agreements (as defined below) are executed.

4.	Due Diligence. I have engaged Orrick, Herrington & Sutcliffe LLP as international legal counsel. I believe that we will be in a position to complete customary legal, financial and accounting due diligence for the Transaction in a timely manner and in parallel with discussions on the definitive agreements.

5.	Definitive Agreements. I am prepared to promptly negotiate and finalize definitive agreements (the “Definitive Agreements”) providing for the Transaction and related transactions. These documents will provide for representations, warranties, covenants and conditions which are typical, customary and appropriate for transactions of this type.

6.	Process. I believe that the Transaction will provide superior value to the Company’s shareholders. I recognize that the Company’s Board of Directors (the “Board”) will evaluate the Transaction independently before it can make its determination to endorse it. Given the involvement of myself in the Transaction, I appreciate that the independent members of the Board will proceed to consider the proposed Transaction and that I will recuse myself from participating in any Board deliberations and decisions related to the Transaction.

In considering my offer, you should be aware that I am interested only in acquiring the outstanding shares of the Company that I do not already own, and that I do not intend to sell my stake in the Company to a third party.

7.	Confidentiality. I will, to the extent applicable, file relevant information as required by law. However, I am sure you will agree that it is in all of our interests to ensure that we proceed in a strictly confidential manner, unless otherwise required by law, until we have executed Definitive Agreements or terminated our discussions.

8.	No Binding Commitment. This letter constitutes only a preliminary indication of my interest, and does not constitute any binding commitment with respect to the Transaction. A binding commitment will result only from the execution of Definitive Agreements, and then will be on terms and conditions provided in such documentation.

In closing, I would like to express my commitment to working together to bring this Transaction to a successful and timely conclusion. Should you have any questions regarding this proposal, please do not hesitate to contact me. Look forward to hearing from you.

Sincerely,

/s/ George Pan

2nd June 2018